UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2009

IOWA RENEWABLE ENERGY, LLC
 (Exact name of registrant as specified in its charter)

Iowa	000-52428	20-3386000
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1701 East 7th Street, P.O. Box 2, Washington, IA	52353
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (319) 653-2890

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Company has approved a new compensation plan for the Company’s directors and officers, effective as of October 21, 2009 (the “Amended and Restated Compensation Plan”). The Amended and Restated Compensation Plan does not cover, nor does it affect, the verbal compensation arrangement the Company has with its CFO, Todd Willson. The Amended and Restated Compensation Plan did rescind the previous director’s compensation plan, which was adopted by resolution of the Board of Directors on June 9, 2007 (the “2007 Director’s Compensation Plan”).

The terms of the Amended and Restated Compensation Plan are as follows:

•	Each member of the executive committee will receive $500 per month for such service.
•	Each member of the audit committee will receive $250 per month for such service, which shall be in addition to the monthly payment for service on the executive committee.
•
The Chairman of the Board of Directors and President will receive $500 total per month for services provided in these two positions, which shall be in addition to the monthly payment for service on the executive committee.

•
All members of the executive committee, audit committee, compensation committee, nominating committee, hedge committee and benefits committee will be paid mileage at the then current rate issued by the Internal Revenue Service and be reimbursed for other expenses (including meals, hotel and other travel related expenses) for activities approved by such committee.

•
The provision of the 2007 Director’s Compensation Plan that each director will receive $250 per month if at the end of the year the Company has a 15% return on investment for that year, and an additional $250 per month if the Company meets all financial agreements with the lenders and the director attends at least nine out of 12 board meetings has been rescinded, and because of the Company’s financial circumstances, no proration of such compensation through October 20, 2009 shall be paid.

•	No other compensation, benefit, meeting fee, incentive, bonus or expense reimbursement will be paid to any officer or any director for meetings of the Board of Directors or any committees thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IOWA RENEWABLE ENERGY, LLC

October 29, 2009	/s/ Michael Bohannan

Date	Michael Bohannan, Chairman and President

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